Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 25, 2024, relating to the combined financial statements of Inhibrx Biosciences, formerly a business of Inhibrx, Inc., which is contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.
San Diego, California
June 11, 2024